                                                Filed Pursuant to Rule 424(b)(3)

                                           Registration Statement No. 333-112367

   Pricing Supplement to the Prospectus Supplement No. 372 dated February 6,
                                2004 -- No. 376

(GOLDMAN SACHS LOGO)
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                             ----------------------
                                  $10,000,000
          1.75% Aggregate Mandatory Exchangeable Notes due August 2004
           (Exchangeable for Common Stock of a Basket of Two Stocks)
                             ----------------------

     This pricing supplement and the accompanying prospectus supplement no. 372, relating to the aggregate mandatory exchangeable notes, should be read together. Because the aggregate mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 372 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 372, unless the context requires otherwise.

     The aggregate mandatory exchangeable notes offered by this pricing supplement, which we call the "offered notes", have the terms described in the accompanying prospectus supplement no. 372, as supplemented or modified by the following:

ISSUER:  The Goldman Sachs Group, Inc.

BASKET STOCKS: the common stock of Diamond Offshore Drilling, Inc. and Transocean Inc., with each stock having a relative weight on the trade date of 75% and 25%, respectively

FACE AMOUNT: each offered note will have a face amount equal to $100; the aggregate face amount for all the offered notes is $10,000,000

ORIGINAL ISSUE PRICE:  100% of the face amount

NET PROCEEDS TO THE ISSUER:  99.95% of the face amount

TRADE DATE:  February 13, 2004

SETTLEMENT DATE (ORIGINAL ISSUE DATE): February 23, 2004

STATED MATURITY DATE: August 23, 2004, unless extended for up to six business days

INTEREST RATE (COUPON):  1.75% per year

INTEREST PAYMENT DATES:  May 23 and August 23, commencing on May 23, 2004

REGULAR RECORD DATES: for the interest payment dates specified above, May 17 and August 16, respectively

CUSIP NO.:  38143U523

     Your investment in the notes involves certain risks. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-3 of the accompanying prospectus supplement no. 372 so that you may better understand those risks. The offered notes are not principal-protected and the payment amount is capped.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

     Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                             ----------------------
                  PRICING SUPPLEMENT DATED FEBRUARY 13, 2004.

PRINCIPAL AMOUNT:                     On the stated maturity date, each offered
                                      note will be exchanged for, with respect to each basket stock, a number of shares of that basket stock equal to the exchange rate for that basket stock or, at the option of Goldman Sachs, for the cash value of that basket stock based on the relevant final basket stock price.

EXCHANGE RATE FOR EACH BASKET
STOCK: If the final basket stock price equals or exceeds the relevant threshold appreciation price, then the exchange rate will equal a number of shares of that basket stock equal to the relevant threshold fraction multiplied by the weighting amount for that basket stock for each offered note outstanding. The face amount for one offered note equals $100. Otherwise, the exchange rate for the relevant basket stock will equal a number of shares of that basket stock equal to the weighting amount for that basket stock for each offered note outstanding. The exchange rate is subject, in certain circumstances, to anti-dilution adjustment as described in the accompanying prospectus supplement no. 372.

                                      Please note that the amount you receive
                                      for each $100 of outstanding face amount on the stated maturity date could be substantially less than $100 and will not in any event exceed $130, which represents the sum of the products, with respect to each basket stock, of the relevant threshold appreciation price multiplied by the relevant weighting amount. You could lose your entire investment in the offered notes.

INITIAL BASKET STOCK PRICE:           The initial stock price for each of the
                                      basket stocks is as follows:

                                                   1.   Diamond Offshore Drilling,
                                                        Inc. ........................   $24.3711 per share
                                                   2.   Transocean Inc. .............   $28.8702 per share

FINAL BASKET STOCK PRICE:             The closing price of one share of the
                                      relevant basket stock on the determination date, subject to anti-dilution adjustment.

THRESHOLD APPRECIATION PRICE:         For each basket stock, the initial basket
                                      stock price times 1.30. The threshold
                                      appreciation price for each of the basket stocks is as follows:

                                                   1.   Diamond Offshore Drilling,
                                                        Inc. ........................   $31.6824 per share
                                                   2.   Transocean Inc. .............   $37.5313 per share

WEIGHTING AMOUNT:                     The weighting amount for each of the
                                      basket stocks is as follows:

                                                   1.   Diamond Offshore Drilling,
                                                        Inc. ........................   3.0774 per note
                                                   2.   Transocean Inc. .............   0.8659 per note

THRESHOLD FRACTION:                   For each basket stock, the threshold
                                      appreciation price divided by the final
                                      basket stock price for that basket stock.

NO LISTING:                           The offered notes will not be listed on
                                      any securities exchange or interdealer
                                      market quotation system.

HYPOTHETICAL PAYMENT AMOUNT:          The tables below show several examples of
                                      hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $100 of the outstanding face amount of your note, if the final basket stock prices were any of the hypothetical prices shown in the final basket stock price columns. For this purpose, we have assumed that there will be no anti-dilution adjustments to the exchange rates for the basket stocks and no market disruption events.

                                      The prices in the final basket stock price column represent hypothetical closing prices for one share of the relevant basket stock on the determination date. The amounts in the exchange amount at maturity column represent the hypothetical cash value of each basket stock to be exchanged for each outstanding note, based on the hypothetical final basket stock price for that basket stock.

EXAMPLE 1:  BOTH BASKET STOCK PRICES INCREASE BY 10%.

                                           INITIAL      THRESHOLD                                EXCHANGE
                                           BASKET      APPRECIATION   WEIGHTING   FINAL BASKET   AMOUNT AT
STOCK                           WEIGHT   STOCK PRICE      PRICE        AMOUNT     STOCK PRICE    MATURITY
-----                           ------   -----------   ------------   ---------   ------------   ---------
Diamond Offshore Drilling,
  Inc. .......................    75%     $24.3711       $31.6824      3.0774       $26.8082      $ 82.50
Transocean Inc. ..............    25%     $28.8702       $37.5313      0.8659       $31.7572      $ 27.50
Exchange amount at maturity for each $100 face amount of note:                                    $110.00

EXAMPLE 2:  BOTH BASKET STOCK PRICES INCREASE BY 40%.

                                           INITIAL      THRESHOLD                                EXCHANGE
                                           BASKET      APPRECIATION   WEIGHTING   FINAL BASKET   AMOUNT AT
STOCK                           WEIGHT   STOCK PRICE      PRICE        AMOUNT     STOCK PRICE    MATURITY
-----                           ------   -----------   ------------   ---------   ------------   ---------
Diamond Offshore Drilling,
  Inc. .......................   75%      $24.3711       $31.6824      3.0774       $34.1195      $ 97.50
Transocean Inc. ..............   25%      $28.8702       $37.5313      0.8659       $40.4183      $ 32.50
Exchange amount at maturity for each $100 face amount of note:                                    $130.00

EXAMPLE 3:  BOTH BASKET STOCK PRICES DECREASE BY 10%.

                                           INITIAL      THRESHOLD                                EXCHANGE
                                           BASKET      APPRECIATION   WEIGHTING   FINAL BASKET   AMOUNT AT
STOCK                           WEIGHT   STOCK PRICE      PRICE        AMOUNT     STOCK PRICE    MATURITY
-----                           ------   -----------   ------------   ---------   ------------   ---------
Diamond Offshore Drilling,
  Inc. .......................   75%      $24.3711       $31.6824      3.0774       $21.9340      $ 67.50
Transocean Inc................   25%      $28.8702       $37.5313      0.8659       $25.9832      $ 22.50
Exchange amount at maturity for each $100 face amount of note:                                    $ 90.00

EXAMPLE 4:  THE BASKET STOCK PRICE OF DIAMOND OFFSHORE DRILLING, INC. DECREASES
            BY 10%. THE BASKET STOCK PRICE OF TRANSOCEAN INC. INCREASES BY 5%.

                                              INITIAL      THRESHOLD                                EXCHANGE
                                              BASKET      APPRECIATION   WEIGHTING   FINAL BASKET   AMOUNT AT
STOCK                              WEIGHT   STOCK PRICE      PRICE        AMOUNT     STOCK PRICE    MATURITY
-----                              ------   -----------   ------------   ---------   ------------   ---------
Diamond Offshore Drilling,
  Inc. ..........................   75%      $24.3711       $31.6824      3.0774       $21.9340      $ 67.50
Transocean Inc. .................   25%      $28.8702       $37.5313      0.8659       $30.3137      $ 26.25
Exchange amount at maturity for each $100 face amount of note:                                       $ 93.75

EXAMPLE 5:  THE BASKET STOCK PRICE OF DIAMOND OFFSHORE DRILLING, INC. DECREASES
            BY 80%. THE BASKET STOCK PRICE OF TRANSOCEAN INC. INCREASES BY 60%.

                                              INITIAL      THRESHOLD                                EXCHANGE
                                              BASKET      APPRECIATION   WEIGHTING   FINAL BASKET   AMOUNT AT
STOCK                              WEIGHT   STOCK PRICE      PRICE        AMOUNT     STOCK PRICE    MATURITY
-----                              ------   -----------   ------------   ---------   ------------   ---------
Diamond Offshore Drilling,
  Inc. ..........................   75%      $24.3711       $31.6824      3.0774       $ 4.8742      $ 15.00
Transocean Inc. .................   25%      $28.8702       $37.5313      0.8659       $46.1923      $ 32.50
Exchange amount at maturity for each $100 face amount of note:                                       $ 47.50

                                      The payment amounts shown above in
                                      examples one to five are entirely
                                      hypothetical; they are based on market
                                      prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical exchange amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in any of the basket stocks. Please read "Additional Risk Factors Specific to Your Note" and "Hypothetical Payment Amounts on Your Note" in the accompanying prospectus supplement no. 372.

                                      Payments on your note may be economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note may be economically equivalent to the amounts that would be paid on a combination of an interest bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying prospectus supplement no. 372.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of all of the basket stocks on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk Factors Specific to Your Note -- Our Business Activities May Create Conflicts of Interest Between You and Us" and "Use of Proceeds and Hedging" in the accompanying prospectus supplement no. 372.

DESCRIPTION OF THE BASKET STOCK
ISSUERS: According to its publicly available documents, Diamond Offshore Drilling, Inc. engages principally in the contract drilling of offshore oil and gas wells. Information filed with the SEC by Diamond Offshore Drilling, Inc. under the Exchange Act can be located by referencing its SEC file number: 001-13926.

                                      According to its publicly available
                                      documents, Transocean Inc. is an
                                      international provider of offshore and
                                      inland marine contract drilling services for oil and gas wells. Information filed with the SEC by Transocean Inc. under the Exchange Act can be located by referencing its SEC file number: 333-75899.

HISTORICAL TRADING PRICE
INFORMATION:                          Diamond Offshore Drilling, Inc. and
                                      Transocean Inc. are traded on the New York
                                      Stock Exchange, under the symbols "DO" and "RIG", respectively. The following tables show the quarterly high, low and closing prices for the basket stocks on the New
                                      York Stock Exchange in each case for the four calendar quarters in each of 2002 and 2003 and for the first calendar quarter in 2004, through February 13, 2004. We obtained the trading price information shown below from Bloomberg Financial
                                      Services, without independent
                                      verification.

                                  DIAMOND OFFSHORE DRILLING, INC.

                                                                                         HIGH     LOW     CLOSE
                                                                                         ----    ------   ------
                                             2002
                                               Quarter ended March 31 ................  32.27    25.48    31.26
                                               Quarter ended June 30 .................  34.99    28.5     28.5
                                               Quarter ended September 30 ............  28.95    18.7     19.95
                                               Quarter ended December 31 .............  23.7     17.3     21.85
                                             2003
                                               Quarter ended March 31 ................  23       19.25    19.41
                                               Quarter ended June 30 .................  23.8     18.3     20.99
                                               Quarter ended September 30 ............  21.67    18.31    19.1
                                               Quarter ended December 31 .............  20.91    17.06    20.51
                                             2004
                                               Quarter ending March 31
                                                 (through February 13, 2004) .........  24.68    20       24.46
                                               Closing price on February 13, 2004 ....                    24.46

                                  TRANSOCEAN INC.

                                                                                         HIGH     LOW     CLOSE
                                                                                        ------   ------   ------
                                             2002
                                               Quarter ended March 31 ................  34.65    26.51    33.23
                                               Quarter ended June 30 .................  39.33    30       31.15
                                               Quarter ended September 30 ............  31.75    19.6     20.8
                                               Quarter ended December 31 .............  25.89    18.1     23.2
                                             2003
                                               Quarter ended March 31 ................  24.36    19.87    20.45
                                               Quarter ended June 30 .................  25.86    18.4     21.97
                                               Quarter ended September 30 ............  22.4     18.52    20
                                               Quarter ended December 31 .............  24.85    18.49    24.01
                                             2004
                                               Quarter ending March 31
                                                 (through February 13, 2004) .........  29.24    23.1     28.93
                                               Closing price on February 13, 2004 ....                    28.93

                                  As indicated above, the market prices of basket stocks have been highly volatile during recent periods. It is impossible to predict whether the price of any of the basket stocks will rise or fall, and you should not view the historical prices of the basket stocks as an indication of future performance. See "Additional Risk Factors Specific to Your
                                  Note -- The Market Price of Your Note May Be
                                  Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no. 372.